Filed pursuant to rule 433
Registration no. 333-157188
CenturyTel, Inc.
$250,000,000 6.15% Senior Notes, Series Q, due 2019
Pricing Term Sheet
Date: September 14, 2009

Issuer:	CenturyTel, Inc.
Principal Amount:	$250,000,000
Security:	$250,000,000 6.15% Senior Notes, Series Q, due 2019
Maturity:	September 15, 2019
Coupon:	6.15%
Issue Price:	99.891%
Yield to Maturity:	6.165%
Spread to Benchmark Treasury:	2.750%
Benchmark Treasury:	T 3.625% due August 15, 2019
Benchmark Treasury Yield:	3.415%
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2010
Interest Calculation Convention:	30/360
Denominations:	$2,000 minimum x $1,000
Optional Redemption:	At any time at greater of Par and Make-Whole at discount rate of Treasury plus 40 basis points.
Settlement Date:	T+5; September 21, 2009
Anticipated Ratings:	BBB- by Standard & Poor’s Ratings Services (Stable outlook); Baa3 by Moody’s Investors Service, Inc. (Stable outlook); BBB- by Fitch Ratings Ltd. (Stable outlook)
Joint Book-Running Managers:	Banc of America Securities LLC
Barclays Capital Inc.
J.P. Morgan Securities Inc.
Wells Fargo Securities, LLC
Senior Co-Managers:	Mitsubishi UFJ Securities (USA), Inc.
Morgan Stanley & Co. Incorporated
Co-Managers:	SunTrust Robinson Humphrey, Inc.
Deutsche Bank Securities Inc.
Morgan Keegan & Company, Inc.
U.S. Bancorp Investments, Inc.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 1-800-294-1322, Barclays Capital Inc. at 1-888-603-5847, J.P. Morgan Securities Inc. collect at 212-834-4533 or Wells Fargo Securities, LLC at 1-800-326-5897.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.